Exhibit 99.1

Rose Rock Midstream, L.P. Reports First Quarter 2014 Results
First Quarter Adjusted EBITDA Increased 32% Over Previous Quarter

Tulsa, OK - May 8, 2014 - Rose Rock Midstream®, L.P. (NYSE: RRMS) today announced its financial results for the three months ended March 31, 2014.

Rose Rock Midstream reported first quarter 2014 Adjusted EBITDA of $27.8 million, compared to $21.0 million for the fourth quarter 2013 and $16.4 million for the first quarter 2013, an increase of approximately 32% and 70%, respectively.

"Rose Rock posted an exceptional first quarter, largely reflecting growth from our acquisitions during 2013," said Carlin Conner, chief executive officer of Rose Rock Midstream’s general partner. "I am very pleased with our progress thus far and look forward to working with the team as we continue to focus on organic growth projects and growth-oriented acquisitions."
Adjusted gross margin was $37.0 million for the first quarter 2014, up 4% from the fourth quarter 2013 of $35.6 million and 66% above first quarter 2013 Adjusted gross margin of $22.3 million. Adjusted gross margin and Adjusted EBITDA, which are non-GAAP measures, are reconciled to their most directly comparable GAAP measures below.

First quarter 2014 net income totaled $16.2 million, compared to $7.5 million for the fourth quarter 2013 and $12.0 million for the first quarter 2013.

Rose Rock Midstream's distributable cash flow for the three months ended March 31, 2014 was $24.9 million. On April 24, 2014, Rose Rock Midstream increased the partnership's quarterly cash distribution to $0.495 per unit from $0.465 per unit, effective for the first quarter 2014, resulting in an annualized distribution of $1.98 per unit. This is a 6.5% increase over the fourth quarter 2013 and marks the ninth consecutive increase in the quarterly cash distribution to RRMS limited partner unitholders. The distribution will be paid on May 15, 2014 to all unitholders of record on May 5, 2014. Distributable cash flow, which is a non-GAAP measure, is reconciled to its most directly comparable GAAP measure below.

First Quarter 2014 Highlights
Compared to the Fourth Quarter 2013

•	$1.4 million increase in Adjusted gross margin primarily related to higher pipeline and trucking volumes

•	$2.1 million decrease in operating and G&A expenses

•	$3.2 million increase in cash distributions attributable to our two-thirds interest in White Cliffs Pipeline

2014 Guidance
Rose Rock Midstream reaffirms 2014 Adjusted EBITDA of $92 million to $97 million, an increase of approximately 40% over 2013 results of $68.5 million. The partnership is on target to deploy $75 million in capital investments in 2014, with 84% allocated to growth projects and a target distribution growth rate in 2014 of 15% year-over-year.

Earnings Conference Call
Rose Rock Midstream will host a joint conference call with SemGroup® Corporation (NYSE: SEMG) for investors tomorrow, May 9, 2014, at 11 a.m. ET. The call can be accessed live over the telephone by dialing 877.359.3652, or for international callers, 720.545.0014. The pass code for the call is 27070053.

Exhibit 99.1

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Rose Rock Midstream's Investor Relations website at ir.rrmidstream.com. A replay of the webcast will also be available for a year following the call at ir.rrmidstream.com on the Calendar of Events-Past Events page. The first quarter 2014 earnings slide deck will be posted under Presentations.

About Rose Rock Midstream
Rose Rock Midstream®, L.P. (NYSE: RRMS) is a growth-oriented Delaware limited partnership formed by SemGroup® Corporation (NYSE: SEMG) to own, operate, develop and acquire a diversified portfolio of midstream energy assets. Headquartered in Tulsa, OK, Rose Rock Midstream provides crude oil gathering, transportation, storage and marketing services with the majority of its assets strategically located in or connected to the Cushing, Oklahoma crude oil marketing hub.

Rose Rock uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at ir.rrmidstream.com, our Twitter account and LinkedIn account.

Non-GAAP Financial Measures
This Press Release and the accompanying schedules include the non-GAAP financial measures of Adjusted gross margin, Adjusted EBITDA and distributable cash flow, which may be used periodically by management when discussing our financial results with investors and analysts.  The accompanying schedules of this Press Release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (GAAP).  Adjusted gross margin, Adjusted EBITDA and distributable cash flow are presented as management believes they provide additional information and metrics relative to the performance of our business.

Operating income (loss) is the GAAP measure most directly comparable to Adjusted gross margin, net income (loss) and cash provided by (used in) operating activities are the GAAP measures most directly comparable to Adjusted EBITDA, and net income (loss) is the GAAP measure most directly comparable to distributable cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. These non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted gross margin, Adjusted EBITDA or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP. Because Adjusted gross margin, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Management compensates for the limitation of Adjusted gross margin, Adjusted EBITDA and distributable cash flow as analytical tools by reviewing the comparable GAAP measures, understanding the differences between Adjusted gross margin, Adjusted EBITDA and distributable cash flow, on the one hand, and operating income (loss), net income (loss) and net cash provided by (used in) operating activities, on the other hand, and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results.

Forward-Looking Statements
Certain matters contained in this Press Release include “forward-looking statements.”

Exhibit 99.1

All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, including distributable cash flow, cash distributions, management's plans and objectives for future operations, capital investments, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, insufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to pay the minimum quarterly distribution; any sustained reduction in demand for crude oil in markets served by our midstream assets; our ability to obtain new sources of supply of crude oil; the amount of collateral required to be posted from time to time in our transactions; competition from other midstream energy companies; our ability to comply with the covenants contained in and maintain certain financial ratios required by our credit facility; our ability to access credit and capital markets; our ability to renew or replace expiring storage contracts; the loss of or a material nonpayment or nonperformance by any of our key customers; the overall forward market for crude oil; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; weather and other natural phenomena; hazards or operating risks incidental to the gathering, transporting or storing of crude oil; our failure to comply with new or existing environmental laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Contacts:
Investor Relations:
Alisa Perkins
918-524-8081
roserockir@rrmidstream.com

Media:
Kiley Roberson
918-524-8594
kroberson@rrmidstream.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Current assets	$349,640	$321,587
Property, plant and equipment, net	308,270	311,616
Equity method investment	234,742	224,095
Other noncurrent assets, net	38,737	39,949
Total assets	$931,389	$897,247

LIABILITIES AND EQUITY
Current liabilities	$326,835	$293,031
Long-term debt	244,578	245,088
Total liabilities	571,413	538,119

Total Rose Rock Midstream, L.P. partners' capital	280,450	280,571
Noncontrolling interests in consolidated subsidiary	79,526	78,557
Total equity	359,976	359,128
Total liabilities and equity	$931,389	$897,247

Exhibit 99.1

Condensed Consolidated Statements of Income
(in thousands, except per unit data, unaudited)

	Three Months Ended
	March 31,		December 31,
	2014	2013	2013
Revenues, including revenues from affiliates:
Product	$266,290	$158,728	$228,434
Service	24,633	12,504	23,607
Total revenues	290,923	171,232	252,041
Expenses, including expenses from affiliates:
Costs of products sold, exclusive of depreciation and amortization	254,537	148,451	217,252
Operating	14,878	5,418	15,322
General and administrative	3,623	3,561	5,326
Depreciation and amortization	10,534	3,507	11,838
Total expenses	283,572	160,937	249,738
Earnings from equity method investment	11,080	3,453	7,140
Operating income	18,431	13,748	9,443
Other expenses:
Interest expense	2,272	1,754	1,979
Other expense (income)	—	—	(2)
Total other expenses, net	2,272	1,754	1,977
Net income	16,159	11,994	7,466
Less: net income attributable to noncontrolling interests	3,676	—	1,256
Net income attributable to Rose Rock Midstream, L.P.	$12,483	$11,994	$6,210
Net income allocated to general partner	$738	$281	$368
Net income allocated to common unitholders	$8,114	$6,767	$4,379
Net income allocated to subordinated unitholders	$3,750	$4,773	$2,023
Net income (loss) allocated to Class A unitholders	$(119)	$173	$(560)
Earnings (loss) per limited partner unit:
Common unit (basic)	$0.45	$0.59	$0.26
Common unit (diluted)	$0.45	$0.59	$0.26
Subordinated unit (basic and diluted)	$0.45	$0.57	$0.24
Class A unit (basic and diluted)	$(0.05)	$0.16	$(0.38)
Basic weighted average number of limited partner units outstanding:
Common units	18,149	11,465	16,890
Subordinated units	8,390	8,390	8,390
Class A units	2,500	1,097	1,454
Diluted weighted average number of limited partner units outstanding:
Common units	18,198	11,491	16,934
Subordinated units	8,390	8,390	8,390
Class A units	2,500	1,097	1,454

Exhibit 99.1

Non-GAAP Reconciliations

(in thousands, unaudited)	Three Months Ended
	March 31,		December 31,
	2014	2013	2013
Reconciliation of operating income to Adjusted gross margin:
Operating income	$18,431	$13,748	$9,443
Add:
Operating expense	14,878	5,418	15,322
General and administrative	3,623	3,561	5,326
Depreciation and amortization	10,534	3,507	11,838
Less:
Earnings from equity method investment	11,080	3,453	7,140
Non-cash unrealized gain (loss) on derivatives, net	(606)	468	(785)
Adjusted gross margin	$36,992	$22,313	$35,574

Reconciliation of net income to Adjusted EBITDA:
Net income	$16,159	$11,994	$7,466
Add:
Interest expense	2,272	1,754	1,979
Depreciation and amortization	10,534	3,507	11,838
Cash distributions from equity method investment	13,585	2,892	5,861
Non-cash equity compensation	260	143	228
Gain on disposal of long-lived assets, net	(34)	—	(31)
Less:
Earnings from equity method investment	11,080	3,453	7,140
White Cliffs cash distributions attributable to noncontrolling interests	4,528	—	—
Impact from derivative instruments:
Total gain (loss) on derivatives, net	(807)	(544)	837
Total realized (gain) loss (cash flow) on derivatives, net	201	1,012	(1,622)
Non-cash unrealized gain (loss) on derivatives, net	(606)	468	(785)
Adjusted EBITDA	$27,774	$16,369	$20,986

Reconciliation of net cash provided by operating activities to Adjusted EBITDA:
Net cash provided by operating activities	$18,388	$9,915	$50,360
Less:
Changes in operating assets and liabilities, net	(9,397)	(4,898)	30,466
White Cliffs cash distributions attributable to noncontrolling interests	4,528	—	—
Add:
Interest expense, excluding amortization of debt issuance costs	2,012	1,556	1,799
Distributions in excess of equity in earnings of affiliates	2,505	—	(707)
Adjusted EBITDA	$27,774	$16,369	$20,986

Exhibit 99.1

Non-GAAP Reconciliations (Continued)

(in thousands, unaudited)	Three Months Ended
	March 31,			December 31,
	2014		2013	2013
Reconciliation of net income to distributable cash flow:
Net income	$16,159		$11,994	$7,466
Add:
Interest expense	2,272		1,754	1,979
Depreciation and amortization	10,534		3,507	11,838
EBITDA	28,965		17,255	21,283
Add:
Gain on disposal of long-lived assets, net	(34)		—	(31)
Cash distributions from equity method investment	13,585		2,892	5,861
Non-cash equity compensation	260		143	228
Less:
Earnings from equity method investment	11,080		3,453	7,140
White Cliffs cash distributions attributable to noncontrolling interests	4,528		—	—
Non-cash unrealized gain (loss) on derivatives, net	(606)		468	(785)
Adjusted EBITDA	$27,774		$16,369	$20,986
Less:
Cash interest expense	1,989		1,556	1,865
Maintenance capital expenditures	907		2,071	1,174
Distributable cash flow	$24,878		$12,742	$17,947

Distribution declared	$13,903	(1)	$8,941	$12,841

Distribution coverage ratio	1.79x		1.43 x	1.40x

(1) The distribution declared April 24, 2014 represents $0.495 per unit, or $1.98 per unit on an annualized basis. This is a 6.5% increase over the prior quarter.

Exhibit 99.1

2014 RRMS Adjusted EBITDA Guidance Reconciliation

(millions, unaudited)
	Low	High
Net income	$64	$67
Add: Interest expense	13	15
Add: Depreciation and amortization	22	22
EBITDA	$99	$104
Non-Cash Adjustments and Other Adjustments	(7)	(7)
Adjusted EBITDA	$92	$97

Non-Cash and Other Adjustments
Earnings from equity method investment	$(44)	$(48)
Distributions from equity method investment(1)	36	40
Non-cash equity compensation	1	1
Non-Cash and Other Adjustments	$(7)	$(7)

(1) Distributions from equity method investment includes only the cash distributions from White Cliffs attributable to Rose Rock and excludes the distributions attributable to noncontrolling interests from Adjusted EBITDA.